Morgan Stanley Dean Witter Market Leader Trust
Item 77(o) 10f-3 Transactions
October 1, 2000 - March 31, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
Avici
Systems
07/27/00
$31.00
2,400
0.014%
$217,000,000
0.034%
Dain
Rauscher
Giganet
08/04/00
$17.00
1,300
0.004%
$5,000,000
0.442%
Robertson
Stephens
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